Exhibit 4.17



                                     FORM OF

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                               KEYSPAN CORPORATION

                Under Section 805 of the Business Corporation Law
                            of the State of New York

         KeySpan Corporation, a corporation organized and existing under the laws of the State of New York (the "Corporation"), does hereby certify as follows:

          FIRST: The present name of the Corporation is KeySpan Corporation. The Corporation was formed under the name "BL Holding Corp."

         SECOND: The Certificate of Incorporation of the Corporation was filed with the New York Department of State on April 16, 1998. Certificates of Amendment of the Certificate of Incorporation were filed with the New York Department of State on May 26, 1998 and June 1, 1998, April 7, 1999 and May 20, 1999.

          THIRD: The amendment of the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment is as follows:

                  To add provisions stating the number, designation, relative rights, preferences, and limitations of the shares of the Series __ Preferred Stock, as fixed by the Board of Directors of the Corporation.

          FOURTH: To accomplish the foregoing amendment, Article IV of the Certificate of Incorporation of the Corporation, relating to the capital stock of the Corporation is hereby amended as follows:

                  A Part __ shall be inserted at the end of Section 5 of Article IV, and such Part __ shall read in its entirety as follows:

                  PART __                       SERIES __ PREFERRED STOCK

1.       Designations and Number of Shares.
         ----------------------------------

         __ shares of the Series __ Preferred Stock of the Corporation are hereby constituted as a series of preferred stock, $__ par value per share, stated value $__ per share (the "Series __ Stated Value"), and designated as "Series __ Preferred Stock" (hereinafter called the "Series __ Preferred Stock").

2.       Rank.
         -----

         The Series __ Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Corporation, rank senior to all classes of common stock of the Corporation, and to each other class or series of capital stock of the Corporation ranking junior to the Series __ Preferred Stock, whether now or hereafter created (collectively referred to with the common stock of the Corporation as "Junior Securities"). Subject to Subsection 9 of this Part __, the Series __ Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Corporation, rank on a parity with the Series B Preferred Stock and the Series C Preferred Stock and any other class or series of capital stock of the Corporation hereafter created which expressly provides that it ranks on a parity with the Series __ Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up or dissolution of the Corporation ("Parity Securities"). Subject to Subsection 9 of this Part __, the Series __ Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Corporation, rank junior to each class or series of capital stock of the Corporation hereafter created which expressly provides that it ranks senior to the Series __ Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up or dissolution of the Corporation ("Senior Securities").

3.       Dividends.
         ----------

     (a) Beginning on the date of issuance of shares of the Series __ Preferred Stock, the Holders of the outstanding shares of Series __ Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends on each share of Series __ Preferred Stock, at a per annum rate equal to __%, payable quarterly. All dividends shall be cumulative, whether or not the Corporation has earnings, and whether or not such dividends are declared, on a daily basis from the Series __ Preferred Stock Issue Date and shall be payable quarterly for each Quarterly Dividend Period, payable ratably per share of Series __ Preferred Stock outstanding, in arrears on each Designated Dividend Payment Date and commencing on the first Designated Dividend Payment Date. Each dividend shall be payable to the Holders of record of Series __ Preferred Stock of record as they appear on the stock books of the Corporation on such record dates, not less than ten (10) nor more than forty-five (45) days preceding the related Designated Dividend Payment Date, as shall be fixed by the Board of Directors. Holders of shares of Series __ Preferred Stock shall not be entitled to any dividend in excess of full cumulative dividends, as herein provided, on the Series __ Preferred Stock. No interest shall be payable in respect of any dividends on the Series __ Preferred Stock which may be in arrears.

     (b) All dividends paid with respect to shares of Series __ Preferred Stock pursuant to paragraph 3(a) of this Part __ shall be paid ratably on Series __ Preferred Stock to the Holders thereof entitled thereto.

     (c) Dividends on account of arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of Series __ Preferred Stock of record on such date, not less than ten (10) days nor more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors.

     (d) Except as provided in the next sentence, no dividends shall be declared by the Board of Directors or paid or funds set apart for payment of dividends by the Corporation on any Parity Securities for any period unless all cumulative dividends shall have been or contemporaneously are declared and paid in full, or declared and a sum in cash set apart sufficient for such payment, on Series __ Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Parity Securities. If dividends are not declared or paid in full, as stated above, upon, or funds are not set apart for payment of dividends on, the shares of Series __ Preferred Stock and any Parity Securities, dividends may nonetheless be declared or paid upon shares of Series
__ Preferred Stock and any Parity Securities, but only so long as such dividends are declared ratably on Series __ Preferred Stock so that the amount of dividends declared per share on the shares of Series __ Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series __ Preferred Stock and such Parity Securities bear to each other.

     (e) So long as any shares of Series __ Preferred Stock are outstanding, the Corporation shall not (i) declare, pay or set apart for payment any dividend on any Junior Securities or make, and shall not permit any of its subsidiaries to make, any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities or (ii) make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in Junior Securities to the holders of Junior Securities), unless in any such case referred to in clause (i) or (ii) of this paragraph 3(e) all cumulative dividends determined in accordance herewith for all Dividend Periods terminating on or prior to the date of such payment, distribution, purchase or redemption have been paid in full in cash on the Series __ Preferred Stock.

     (f) Dividends payable on shares of Series __ Preferred Stock for any full Quarterly Dividend Period shall be in the amount of $__ per share. Dividends payable on shares of Series __ Preferred Stock for any period less than a full Quarterly Dividend Period, or for the Initial Dividend Period, shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which such dividends are payable. If any Series
__ Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Series __ Dividend Payment Date shall be paid on the next succeeding Business Day.

     (g) If, prior to 18 months after the date of the original issuance of the Series __ Preferred Stock, one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code"), are enacted that reduce the percentage of the dividends-received deduction (currently 70%) as specified in section 243(a)(1) of the Code or any successor provision (the "Dividends-Received Percentage"), the amount of each dividend payable (if declared) per share of Series ___ Preferred Stock for dividend payments made on or after the effective date of such change in the Code will be adjusted by multiplying the amount of the dividend payable described above (before adjustment) by the following fraction (the "DRD Formula"), and rounding the result to the nearest cent (with one-half cent rounded up):

                                 [1 - .35(1.70)
                                  -------------
                                 1 - .35(1-DRP)]


         For the purposes of the DRD Formula. "DRP" means the Dividends-Received Percentage (expressed as a decimal) applicable to the dividend in question; provided, however, that if the Dividends-Received Percentage applicable to the dividend in question shall be less than 50%, then the DRP shall equal [.50]. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Corporation receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the Internal Revenue Service ("IRS") to the effect that such amendment does not apply to a dividend payable on the Series __ Preferred Stock, then such amendment will not result in the adjustment provided for pursuant to the DRD Formula with respect to such dividend. Such opinion shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

         If any such amendment to the Code is enacted after the dividend payable on a Designated Dividend Payment Date has been declared, the amount of the dividend payable on such Designated Dividend Payment Date will not be increased; instead, additional dividends (the "Post Declaration Date Dividends") equal to the excess, if any, of (x) the product of the dividend paid by the Corporation on such Designated Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividend-Received Percentage applicable to the dividend in question and [.50]) over (y) the dividend paid by the Corporation on such Dividend Payment Date, will be payable (if declared) on the next succeeding Designated Dividend Payment Date to holders of Series __ Preferred Stock on the Designated Dividend Payment Record Date applicable to such Designated Dividend Payment Date or, if the Series __ Preferred Stock is called for redemption prior to such Designated Dividend Payment Record Date, to holders of Series __ Preferred Stock on the applicable redemption date, as the case may be, in addition to any other amounts payable on such date. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Corporation receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the IRS to the effect that such amendment does not apply a dividend so payable on the Series __ Preferred Stock, then such amendment will not result in the payment of Post Declaration Date Dividends. The opinion referenced in the previous sentence shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

     In any such amendment to the Code is enacted and the reduction in the Dividends-Received Percentage retroactively applies to a Designated Dividend Payment Date as to which the Corporation previously paid dividends on the Series
__ Preferred Stock (each, an "Affected Dividend Payment Date"), the Corporation will pay (if declared) additional dividends (the "Retroactive Dividends") on the next succeeding Designated Dividend Payment Date to holders of Series __ Preferred Stock on the Dividend Payment Record Date applicable to such Designated Dividend Payment Date (or, if such amendment is enacted after the dividend payable on such Designated Dividend Payment Date has been declared, to holders of Series __ Preferred Stock on the Dividend Payment Record Date following the date of enactment) or, if the Series Preferred Stock is called for redemption prior to such Dividend Payment Record Date, to holders of Series __ Preferred Stock on the applicable redemption date, as the case may be, in an amount equal to the excess of (x) the product of the dividend paid by the Corporation on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends-Received Percentage and [.50] applied to each Affected Dividend Payment Date) over (y) the sum of the dividend paid by the Corporation on each Affected Dividend Payment Date. The Corporation will only make one payment of Retroactive Dividends for any such amendment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Corporation receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the IRS to the effect that such amendment does not apply to a dividend payable on an Affected Dividend Payment Date for the Series __
Preferred Stock, then such amendment will not result in the payment of Retroactive Dividends with respect to such Affected Dividend Payment Date. The opinion referenced in the previous sentence shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

         Notwithstanding the foregoing, no adjustment in the dividends payable by the Corporation shall be made, and no Post Declaration Date Dividends or Retroactive Dividends shall be payable by the Corporation, in respect of the enactment of any amendment to the Code 18 months or more after the date of original issuance of the Series __ Preferred Stock that reduces the Dividends-Received Percentage.

         In the event that the amount of dividends payable per share of the Series __ Preferred Stock is adjusted pursuant to the DRD Formula and/or Post Declaration Date Dividends or Retroactive Dividends are to be paid, the Corporation will give notice of each such adjustment and, if applicable, any Post Declaration Date Dividends and Retroactive Dividends to the holders of Series __ Preferred Stock.

4.       Liquidation Preference.
         -----------------------

     (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Series __ Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its shareholders, $__ per share of Series __ Preferred Stock, plus an amount in cash equal to accrued and unpaid dividends thereon to the date of final distribution, before any payment shall be made or any assets distributed to the holders of any Junior Securities, including, without limitation, the Common Stock of the Corporation. After such amount is paid in full, no further distributions or payments shall be made in respect of Series __ Preferred Stock, the Series __ Preferred Stock shall no longer  be  deemed  to be  outstanding  or be  entitled  to  any  other  powers, preferences,  rights or  privileges,  including  voting  rights,  and,  upon the
Corporation's written request, the Series __ Preferred Stock shall be surrendered for cancellation to the Corporation.

     (b) If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of Series __ Preferred Stock and the holders of all outstanding shares of Parity Securities, then the holders of all such shares shall share equally and ratably in such distribution of assets of the Corporation in accordance with the amounts which would be payable on such shares if the amount to which the Holders of outstanding shares of Series __ Preferred Stock and the holders of outstanding shares of all Parity Securities are entitled were paid in full.

     (c) Written notice of any liquidation, dissolution or winding up of the affairs of the Corporation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than thirty (30) days prior to any payment date stated therein, to the Holders of Series __ Preferred Stock at their respective addresses as the same shall appear on the stock books of the Corporation.

     (d) For the purposes of this Subsection 4 (and subject to Subsection 9 of this Part __), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more corporations or other entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

5.       Optional Redemption.
         --------------------

     (a) The shares of Series __ Preferred Stock shall not be redeemable or otherwise purchased by the Corporation prior to the [fifth] anniversary of the Series __ Preferred Stock Issue Date. On and after the fifth anniversary of the Series __ Preferred Stock Issue Date, the Corporation may, at its option, redeem at any time or from time to time, in whole or in part, in the manner provided in this Subsection 5, any or all of the shares of the Series __ Preferred Stock, [at a redemption price equal to $__ per share plus an amount in cash equal to all accrued and unpaid dividends thereon to the date of redemption plus the Make-Whole Premium.] [at the redemption prices set forth below if redeemed during the twelve-month period beginning on the _______ of the years indicated below, plus an amount in cash equal to all accrued and unpaid dividends thereon to the date of redemption:

                  Year                               Redemption Price

                  20__..............................$

                  20__..............................$

                  20__..............................$

                  20__..............................$

     (b) In the event of a redemption of only a portion of the then outstanding shares of the Series __ Preferred Stock, the Corporation shall effect such redemption ratably according to the number of shares of Series __ Preferred Stock held by each Holder.

     (c) Not less than twenty (20) days nor more than sixty (60) days prior to the date fixed for any redemption of the Series __ Preferred Stock, written notice of redemption (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each Holder, at such Holder's address as the same appears on the stock books of the Corporation; provided that neither the failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series __ Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state: (i) the redemption price; (ii) whether all or less than all the outstanding shares of the Series __ Preferred Stock are to be redeemed and the total number of shares of the Series __
Preferred  Stock  being  redeemed;  (iii)  the  number  of  shares  of Series __
Preferred Stock held by the Holder being redeemed; (iv) the date fixed for redemption; (v) that the Holder is to surrender to the Corporation, at the place or places where certificates for shares of Series __ Preferred Stock are to be surrendered for redemption, in the manner and at the place designated, his certificate or certificates representing the shares of Series __ Preferred Stock to be redeemed; and (vi) that dividends on the shares of the Series __ Preferred Stock to be redeemed shall cease to accrue on the date fixed for redemption unless the Corporation defaults in the payment of the redemption price. Such Redemption Notice shall also include a calculation of the applicable estimated Make- Whole Premiums due in connection with such redemption (calculated as if the date of such notice were the date of the redemption), setting forth the details of such computation. Two Business Days prior to such redemption, the Corporation shall deliver to each Holder of Series __ Preferred Stock a certificate of a senior financial officer of the Corporation specifying the calculation of such Make-Whole Premiums as of the specified redemption date.

     (d) Each Holder of shares of Series __ Preferred Stock called for redemption shall surrender to the Corporation the certificate or certificates representing his shares of Series __ Preferred Stock to be redeemed at the place designated in the Redemption Notice, and upon such surrender the full redemption price for such shares shall be payable in cash to such Holder, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the Holder thereof.

     (e) In connection with any redemption pursuant to this Subsection 5 or Subsection 6 of this Part __ below, unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on the shares of Series __ Preferred Stock called for redemption shall cease to accrue on the date fixed for redemption, and the Holders of such shares shall cease to have any further rights with respect thereto on the date fixed for redemption, other than the right to receive the redemption price, without interest.

[6.      Mandatory Redemption.
         ---------------------

         On the _____ anniversary of the Series __ Preferred Stock Issue Date (the "Mandatory Redemption Date," all of the outstanding shares of Series __ Preferred Stock shall be redeemed, at a redemption price equal to $ __ per share plus an amount in cash equal to all accrued and unpaid dividends thereon to the date of redemption.]

7.       Voting Rights.
         --------------

     (a) The Holders of shares of Series __ Preferred Stock shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the shareholders of the Corporation, except as otherwise required by law or as set forth below in this Subsection 7 or in Subsection 9 below.

     (b) The Series __ Preferred Stock, except as provided herein or as otherwise from time to time required by law, shall have no voting rights. Whenever, at any time or times, dividends payable on shares of Series __ Preferred Stock or on any Parity Securities shall be in arrears for an aggregate number of days equal to six calendar quarters or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Series __ Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Parity Securities outstanding at the time upon which like voting rights have been conferred and are exercisable and the terms of which specify that such Parity Securities shall vote with the Series __ Preferred Stock in such circumstances ("Voting Parity Stock"), voting together as a class, to elect two directors (hereinafter the "Preferred Directors" and each a
"Preferred Director") to fill such newly created directorships at the Corporation's next annual meeting of stockholders and at each subsequent annual meeting of stockholders until such arrearages have been paid or set aside for payment, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned. Upon any termination of the right of the holders of shares of Series __ Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause. Any vacancy created thereby may be filled only by the affirmative vote of the holders of shares of Series __ Preferred Stock voting separately as a class (together with the holders of shares of Voting Parity Stock). If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. At elections for such directors, each holder of shares of Series __ Preferred Stock shall be entitled to ten votes for each share held (the holders of shares of any other class or series of Voting Parity Stock being entitled to such number of votes, if any, for each share of such stock held as may be granted to them).

     (c) In any case in which the Holders of shares of Series __ Preferred Stock shall be entitled to vote pursuant to this Subsection 7 or pursuant to applicable law, each Holder of shares of Series __ Preferred Stock shall be entitled to [one vote] for each share of Series __ Preferred Stock held.

8.       Conversion or Exchange.
         -----------------------

         The Holders of shares of Series __ Preferred Stock shall not have any rights or obligations to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation or any other securities of the Corporation.

9.       Restrictions.
         -------------

         So long as any shares Series __ Preferred Stock are outstanding, the Corporation shall not without authorization (given in person or by proxy, in writing or at a meeting duly called for that purpose in accordance with Section 605 of the Business Corporation Law of the State of New York or as otherwise permitted by law) by at least:

     (a) two-thirds of the votes entitled to be cast by the Holders of the total number of shares of Series __ Preferred Stock then outstanding:

(i)      amend, alter, change or repeal any of the express terms of the Series
         __ Preferred Stock then outstanding in any manner that would materially affect the Holders of such shares;

(ii) create or authorize any class of stock having a preference superior to the preferences of Series __ Preferred Stock as to assets or dividends, or create or authorize any security convertible into shares of stock of any such kind; or

     (b) a majority of the votes entitled to be cast by the Holders of the total number of shares of Series __ Preferred Stock then outstanding increase the number of Shares of Series __ Preferred Stock or create or authorize any class of Parity Securities; provided that the Corporation may increase the authorized number of shares of Series __ Preferred Stock or create additional series of Parity Securities without the authorization of a majority of the Holders if such action was authorized by the shareholders of the Corporation prior to the creation of the Series __ Preferred Stock.

10.      Definitions.
         ------------

          The following terms shall have the meanings set forth below for purposes of this Part __:

         "Board of Directors" means the Board of Directors of the Corporation.

         "Business Day" means any day other than Saturday, Sunday or a day on which banking institutions in the City of New York are authorized by law, regulation or executive order to remain closed.

         "Certificate of Incorporation" means the Corporation's Certificate of Incorporation, as amended from time to time.

         "Corporation" means this corporation.

         "Designated Dividend Payment Date" means each __, __, __ and __ following the Series __ Preferred Stock Issue Date.

         ["Discounted Value" means, with respect to any shares of Series __ Preferred Stock, the amount obtained by discounting all Remaining Scheduled Payments with respect to such shares of Series __ Preferred Stock from their respective scheduled due dates to the Optional Redemption Date, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which dividends with respect to the Series __ Preferred Stock are payable) equal to the Reinvestment Yield with respect to the Series __ Stated Value.]

         "Dividend Payment Record Date" means each ___________, _____________, ___________ and ____________ preceding the immediately following Designated Dividend Payment Date.

         "Dividend Period" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

         "Holder" means a Person in whose name a share of Series __ Preferred Stock is registered.

         "Initial Dividend Period" means the dividend period commencing on the Series __ Preferred Stock Issue Date and ending on the day before the first Series __ Dividend Payment Date to occur thereafter.

         ["Make-Whole Premium" means, with respect to any shares of Series __ Preferred Stock, an amount equal to the excess, if any, of (a) the Discounted Value of the Remaining Scheduled Payments with respect to the Series __ Preferred Stock over (b) the Series __ Stated Value of such shares of Series __ Preferred Stock; provided that the Make-Whole Premium may in no event be less than zero.]

         "Optional Redemption Date" means, with respect to the any share of Series __ Preferred Stock, the date on which the Corporation redeems such share in accordance with paragraph 5(a) of this Part _.

         "Person" means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

         "Quarterly Dividend Period" shall mean each of the quarterly periods ending on the last day of __, __, __ and __ of each year.

         "Redemption Date" means, with respect to any shares of Series __ Preferred Stock, the date on which such shares of Series __ Preferred Stock are redeemed by the Corporation.

         ["Reinvestment Yield" means, with respect to the Series __ Stated Value of any shares of Series __ Preferred Stock, 0.__% over the yield to maturity implied by (a) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Optional Redemption Date with respect to the Series __ Stated Value, on the display designated as ["Page 678" on the Dow Jones Markets Service (or such other display as may replace Page 678 on Dow Jones Markets Service)] for actively traded U.S. Treasury securities having a maturity equal to the Remaining Life of the Series __ Stated Value as of such Optional Redemption Date, or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Optional Redemption Date with respect to the Series __ Applicable Stated Value, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Life of the Series __ Stated Value as of such Optional Redemption Date. Such implied yield will be determined, if necessary, by (i) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between (A) the actively traded U.S. Treasury security with the duration closest to and greater than the Remaining Life and (B) the actively traded U.S. Treasury security with the duration closest to and less than the Remaining Life.]

         ["Remaining Life" means, with respect to the Series __ Stated Value, the number of years (calculated to the nearest one-twelfth year) that will elapse between the Optional Redemption Date with respect to the Series __ Stated Value and the Mandatory Redemption Date.]

         ["Remaining Scheduled Payments" means the payment of the Series __ Stated Value of shares of Series __ Preferred Stock and dividends thereon that would be due after the Optional Redemption Date with respect to the Series __ Stated Value if no payment of the Series __ Stated Value were made prior to the Mandatory Redemption Date; provided that if such Optional Redemption Date is not a date on which dividends are due to be made under the terms hereof, then the amount of the next succeeding dividend payment will be reduced by the amount of accrued dividends to such Optional Redemption Date and required to be paid on such Optional Redemption Date.]

         "Series __ Preferred Stock Issue Date" means the date on which the Series __ Preferred Stock is originally issued by the Corporation.

     FIFTH: The foregoing amendments to the Certificate of Incorporation were duly adopted by [a Unanimous Written Consent of the Board of Directors of the Corporation] [a majority of the Board of Directors of the Corporation] [the _____ Committee of the Board of Directors of the Corporation pursuant to authority granted to that Committee by the Board of Directors] pursuant to authority vested in it by the Certificate of Incorporation, the by-laws of the Corporation and pursuant to Section 502 of the Business Corporation Law of the State of New York, at a meeting duly held on the ______ day of ____________, 20__.

         IN WITNESS WHEREOF, the undersigned officers of the Corporation have signed this Certificate of Amendment and each affirms that the statements made herein are true under the penalties of perjury.

Dated: ___________ __, 200_

                                    KEYSPAN CORPORATION


                                    By:
                                       ----------------------------------------
                                       Name:
                                       Title:


                                    By:
                                       ----------------------------------------
                                       Name:
                                       Title: